Exhibit 10.10
Definitive Settlement Agreement ILJIN - ISOTECHNIKA - AURINA
This tripartite Settlement agreement is made on April 3 2013 by and among Isotechnika Pharma Inc., incorporated pursuant to the laws of Alberta, Canada and having their principal office at 5120-751h St. Edmonton Alberta, Canada T6ER-6W2, ("ISOTECHNIKA") ILJIN Life Science Co. Ltd., a corporation, with its principal office at ILJIN Building, 50-1 Dowha-Dong, Mapo-Gu, Seoul, Korea ("ILJIN"), and Aurinia Pharmaceuticals Inc., incorporated pursuant to the laws of British Columbia, Canada having their principal office at #1203-4464 Markham St. Victoria, British Columbia Canada V8Z 7X8. ("AURINIA"). Collectively ISOTECHNIKA, ILJIN and AURINIA are referred to as the "Parties"

WHEREAS, ISOTECHNIKA has been developing therapeutic immunomodulating drug candidates and its calcineurin inhibitor drug known as voclosporin has completed a phase 2b study in kidney transplantation and has also completed a Phase 3 study for Psoriasis in Canada and Europe, namely Germany and Poland;

WHEREAS, ILJIN and ISOTECHNIKA have entered into a, Distribution, and License Agreement having an effective Date of January 28 2011 (the "ILJIN- ISOTECHNIKA DDLA") in which ISOTECHNIKA granted an exclusive License to ILJIN to distribute and commercialize voclosporin in the Field, in the Territory (both Field and Territory defined in the DDLA);

WHEREAS, ILJIN has provided a License Back for the Field of Lupus and proteinuric kidney diseases for the Territory (Territory defined in the lsotechnika-Vifor license agreement) of certain rights to ISOTECHNIKA in order for these rights to be licensed to Vifor, specifically for the indications of Lupus and proteinuric kidney diseases (the "ILJIN License Back").

WHEREAS, Vifor subsequently assigned these rights granted from ISOTECHINKA to AURINIA.

WHEREAS, the parties have now decided to make efforts to consolidate the Intellectual property of voclosporin within a single entity, this entity being ISOTECHNIKA.

WHEREAS, ISOTECHNIKA will merge with AURINIA under the terms defined in a separate "MERGER AGREEMENT" and consistent with the binding terms agreed between AURINIA and ISOTECHNIKA dated February 4 2013, a copy of which is attached hereto as Exhibit "A", and ILJIN will return it's DDLA and related license agreements to ISOTECHNIKA and the Parties desire to provide mutual release and execute and deliver any necessary documents pursuant to mutual release all legal claims.

NOW THEREFORE, for and consideration of ISOTECHNIKA consolidating the Intellectual Property the parties hereby agree as follows:

I.    Event Sequence:

(a)    Immediately prior to, and subject to the completion of the Merger (as defined below) and for consideration provided in paragraph 8, 9, 10, and 11 hereof:

(i)    Aurinia shall issue to ILJIN such number of common shares of Aurinia ("Aurinia Shares") that is equal to 18% of the issued and outstanding Aurinia Shares immediately prior to the Merger; and

(ii)    Isotechnika shall transfer to ILJIN all of its right, title and interest in and to all of the Aurinia Shares which it owns, being 751,071 Aurinia Shares, or approximately 10% of the issued and outstanding Aurinia Shares just prior to the share issuance indicated in (a)(i) above,

(collectively, the "Aurinia Share Transfers"); and

Certain identified information has been excluded from this document because it is both (i) not material; and (ii) would be competitively harmful if publicly disclosed.

(b)    Immediately prior to and subject to the completion of the Merger, Isotechnika shall issue to ILJIN such number of ISA Shares from treasury as is equal to 15% of the issued and outstanding common shares including outstanding warrants of Isotechnika Company (the "First Isotechnika Share Transfer";

(c)    Contemporaneously with and subject to the completion of the Merger approved by Isotechnika shareholders but after the First Isotechnika Share Tranfer, Isotechnika shall issue to ILJIN such number of ISA Shares from treasury ("Second Isotechnika Share Tranfer"; the First Isotechnika Share Transfer and the Second Isotechnika Share Transfer, collectively, the "Isotechnika Share Transfers"), such that at the completion of the Merger, ILJIN shall hold 25% of the issued and outstanding common shares of the Combined Company, on a fully-diluted basis (including the ISA Shares owned by ILJIN prior to the execution of this Definitive Agreement (as defined herein)) but excluding any stock options of Isotechnika issued and outstanding prior to the execution of the Term Sheet dated January 28th, 2013. For the purpose of calculating 25% on a fully-diluted basis under this paragraph, the entire amount of the Interim Financing secured by Isotechnika prior to or upon the completion of the Merger shall be deemed disbursed and converted into the ISA Shares at the time of such calculation regardless of the actual disbursement date and the type of such funding. For further clarification, the First and Second Isotechnika share transfers shall be issued from ISOTECHNIKA treasury and shall not affect the merger ratio as defined in paragraph (d) below.

(d)    Isotechnika will acquire all of the outstanding securities of Aurinia from the holders thereof in consideration for common shares of Isotechnika (the "ISA Shares") as a result of which: (a) Aurinia will become a wholly-owned subsidiary of Isotechnika (the "Merger"); and (b) the shareholders of Aurinia (the "Aurinia Shareholders") will become shareholders of Isotechnika . The number of ISA Shares issued in exchange for Aurinia Shares on Effective Date will be • _ISA Share for each • Aurinia Share, such that the shares of Isotechnika following the Merger with Aurinia (the "Combined Company") will be owned 35/65 by former shareholders of Aurinia and Isotechnika, respectively, subject to a fairness opinion. The ISA Shares paid and issued to the Aurinia Shareholders in consideration of the Aurinia Shares are referred to herein as the "Consideration".

This Definitive agreement ("Agreement") will confirm our understanding of the terms of the transaction ("Transaction")
as set out in the Term Sheet dated January 281 2013 and act as the Definitive Agreement between Aurinia, Isotechnika and ILJIN Life Sciences. Upon execution by each of us, this Definitive Agreement will constitute a legally binding agreement between us, enforceable in accordance with its terms, subject to satisfaction (or waiver, if applicable) of the conditions set forth in paragraph 16 below.

II.     General Terms

1.Structure. The Merger, including the Aurinia Share Transfers and the Isotechnika Share Transfers (collectively, the "ILJIN Share Transfers"), will be effected by way of plan of arrangement under the Business Corporations Act (Alberta), which will provide for, amongst other things, the exchange by the Aurinia Shareholders of their Aurinia Shares for the Consideration. The Parties may consider alternative structures based on tax, securities, corporate laws and other considerations if such structures can be implemented in compliance with applicable laws without undue complexity and expense.

2. Other Aurinia Securities. As of the date of this Agreement, there are 0 unexercised Aurinia options ("Aurinia Options") and 35,294 Aurinia warrants ("Aurinia Warrants") outstanding.

3.    Interim Financing. As soon as possible following execution of this Agreement, Isotechnika and Aurinia agree to make best efforts to jointly obtain interim financing ("Interim Financing"), in order to raise sufficient operating funds for Isotechnika through to completion of the Merger.

4.    Directors and Officers. Upon completion of the Merger, the Combined Company shall have a board of directors ("Board") composed of seven directors as follows: (a) two members nominated by ILJIN; (b) two members nominated by Aurinia; and (c) three members nominated by Isotechnika, these Isotechnika nominees are subject to the 3SBio licensing agreement and subject to compliance with all applicable laws and the requirements of the Toronto Stock Exchange ("TSX").

5.    Phase IIB Lupus Study Funding. Isotechnika and Aurinia agree to, following completion of the Merger, make commercially reasonable best efforts to cause the Combined Company to raise funding of at least US$10 million for the Phase IIB study for voclosporin (the "Phase IIB Study"), as described in the Aurinia Clinical Development Plan and Timelines (the "Aurinia Development Plan") attached as Schedule "A" hereto, in one or more tranches (the "Phase IIB Funding"). The Parties agree that ILJIN shall have the option to participate, on a pro rata basis, in any or all tranches of Phase IIB Funding, but the Phase IIB study funding is not to exceed $35M in aggregate.

6.    Phase IIB Lupus Study. The Parties agree that, following completion of the Merger and obtaining the Phase IIB Lupus Study Funding, the Combined Company shall advance the Phase IIB Lupus Study in accordance with the Aurinia Development Plan, as approved and modified by the Board, from time to time.

7.    Phase III Transplant Study Funding. Isotechnika and Aurinia agree to, following completion of the Merger, make commercially reasonable best efforts to cause the Combined Company to seek a licensing partner that is willing to fund the Phase III Transplant Studies for voclosporin (the "Phase III Transplant Studies Study"), as described in the Isotechnika Clinical Development Plan and Timelines (the "Isotechnika Development Plan") attached as Schedule "A2" hereto..

8.    Consideration for ILJIN Share Transfers. Subject to the terms of this Definitive Agreement, upon receipt of the Iljin Share Transfers of Section I (a) through (d) (the "Effective Date"), ILJIN shall be deemed to have: (a) return to Isotechnika and terminate: (i) all of its rights, licenses and obligations under the Development, Distribution and License Agreement (the "ILJIN DDLA"); and (ii) all other licenses or sublicenses between Isotechnika, Aurinia, Vifor (International) AG ("Vifor") and ILJIN; and (b) suspend all of its current or contemplated legal or financial claims against Vifor, Aurinia and Isotechnika and shall cooperate in executing any necessary documentation (if necessary) of these events in consideration of the completion of the ILJIN Share Transfers and the additional rights and payments provided in paragraph 9, 10 and 11.

9.    Future Considerations to ILJIN for IP Consolidation:

(a)    the Combined Company shall pay to ILJIN the sum of US$1.6 million (the "Funding Payment") upon securing Phase IIB Lupus Funding. If the Phase IIB Lupus Funding is secured in tranches, the Combined Company shall pay ILJIN such amount that is equal to 16% of the aggregate proceeds of each tranche until ILJIN has received an aggregate payment of US$1.6 million, alternatively, the Company may choose, at its sole discretion, to accelerate the Funding Payment to satisfy this obligation at any time;

(b)    upon receipt of the Funding Payment: (i) ILJIN shall subscribe for common shares of the Combined Company in the amount ofUS$0.6 million at the market price of the common shares of the Combined Company in effect at the time of the payment of the final instalment of the Funding Payment, and (ii) ILJIN shall have the option, to subscribe for up to an additional US$1 million common shares of the Combined Company at the market price of the common shares of the Combined Company at the time of the payment of the final instalment of the Funding Payment;

(c)    the Combined Company shall pay an additional aggregate amount of US$10 million (collectively, the "Milestone Payments") to ILJIN (or its successor or nominee) upon the achievement of certain milestones as follows:

(i)    US$2 million upon Phase Ill IND (FDA) opening for LN;

(ii)    US$2 million upon NDA approval for LN or other voclosporin indication;

(iii)    US$2 million upon the first commercial sale of voclosporin by the Combined Company or its successor or licensee for an approved indication;

(iv)    US$2 million upon any licensing deal by the Combined Company or its successor or licensee covering the United States territory on any indication; and

(v)    US$2 million upon annual sales by the Combined Company or its successor or licensee of any indication of over US$20 million; and

(d)    the Milestone Payments shall be subject to acceleration in the event of: (i) any change of control of the Combined Company, provided that such change of control is a result of a sale or transfer of the Combined Company, or its assets, and not as a result of bona fide financing initiatives of the Combined Company.

10.    Bankruptcy or Other Insolvency Events Prior to Completion of Merger. In the event of any liquidation, bankruptcy or other insolvency event in respect of Isotechnika prior to completion of the Merger: (a) ILJIN shall be released from its obligations pursuant to paragraph 9, and for greater certainty, the ILJIN DDLA and all rights, licences and obligations thereunder shall not terminate and shall continue in full force and effect, and (b) the Vifor Agreement and all rights, licences and obligations thereunder shall not terminate and shall continue in full force and effect and Aurinia will have 60 days to meet its then current financial obligations contemplated under Milestone 3 of the Vifor Agreement.

11.    Bankruptcy or Other Insolvency Events Following Completion of Merger. In the event of any liquidation, bankruptcy or other insolvency event in respect of the Combined Company prior to the earlier of: (a) the date that is 12 months from the Effective Date (the "Anniversary Date");

or (b) the date that ILJIN receives the entire Funding Payment ($1.6M) (the "Payment Date") ILJIN shall be released from its obligations pursuant to paragraph 9, and the ILJIN DDLA and other associated documents or agreements and all rights, licenses and obligations thereunder shall be immediately reinstated. Additionally, the Vifor Agreement and all rights, licenses and obligations thereunder shall not terminate and shall continue in full force and effect and Aurinia will have 60 days to meet its then current financial obligations contemplated under Milestone 3 of the Vifor Agreement.

12.    Mutual Release and Settlement. The Parties agree that, concurrent with completion of the Merger and the ILJIN Share Transfers, the Parties shall execute and deliver mutual releases ("Releases") whereupon each Party shall forebear all rights to continue or pursue any legal proceedings arising, to the date of this Agreement, out of the relationships between the Parties insofar as they relate to the ILJIN DDLA, the Vifor Agreement and any related licenses and sublicenses. The Parties acknowledge and agree that the Releases shall be subject to the occurrence of any liquidation, bankruptcy or other insolvency event as set out in paragraph 10 and 11. Should the Parties fail to execute such releases in a timely manner, the Parties shall be deemed to have executed such releases consistent with this section 12.

13.    Return of License Agreements. The Parties agree that, in the event: (a) that the Merger is not completed; or (b) of any liquidation, bankruptcy or other insolvency event as set out in paragraphs 10 or 11, each of the ILJIN DDLA and/or the Vifor Agreement, as applicable, and all rights, licences and obligations thereunder shall be returned to the applicable Party in good standing in accordance with paragraphs 10 and 11, respectively.

14.    Due Diligence and Access. If not yet commenced, upon execution of this Agreement, each Party, to the extent it considers it necessary, will promptly commence its due diligence investigation of each of Isotechnika and/or Aurinia, as applicable, this will include but not be limited to 2012 audited financial statements of Isotechnika.

15.    Prohibited Acts. To the extent permitted by applicable laws, the Parties agree that, until the Payment Date, the following acts by any of Isotechnika, Aurinia, and ILJIN or the Combined Company shall be prohibited without the prior written consent of all parties :

(a)    any licensing, modification of any existing license in respect of, or disposition of any of its intellectual property related to, voclosporin other than identifying a licensing partner for the Transplant Phase III Studies as described in paragraph 7;

(b)    any sale or disposition of all or any part of its material assets related to voclosporin;

(c)    any borrowing of funds in excess of US$100,000, or any mortgage, charge or other encumbrance in respect of the Combined Company's property and/or assets, except the current paladin liability related to the supply of Active Pharmaceutical Ingredient or the Interim Financing:

provided however, that, to the extent that Interim Financing is conditional upon such intellectual property being provided as security, ILJIN will not unreasonably withhold consent to use such intellectual property as security for the purposes of securing the Interim Financing, provided however that the source of the Interim Financing must have agreed release the security upon completion of the Merger.

16.    Conditions. Completion of the Transaction provided for under this Agreement is subject to fulfillment of the following conditions and such other conditions to be set forth in this Agreement on or before the Effective date of the Transaction, or such other time as specified below:

(a)    in respect of either of Isotechnika or Aurinia, no change, including any change that is related to or arises as a result of previously disclosed information, representations or warranties concerning the affairs of either Party, shall have occurred from and after the date hereof and prior to the Effective Date that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, operations, prospects or results of operations of that party and its subsidiaries, taken as a whole, other than any change, event or occurrence:

(i)    relating to conditions affecting the biotech industry generally in jurisdictions in which the Party carries on business, including changes in laws or taxes;

(ii)    relating to general or economic, financial, currency exchange, or securities market conditions;

(iii)    resulting from any matter which was publicly disclosed or which was communicated in writing to the other Parties prior to the date of this Agreement;

(iv)    attributable to the announcement or pendency of the Transaction, or otherwise contemplated by or resulting from the terms of this Agreement or the Definitive Agreement,

provided, that such effect referred to in paragraphs (i) and (ii) above does not primarily relate only to (or have the effect of primarily relating only to) that Party and its subsidiaries, taken as a whole, or disproportionately adversely affect that Party and its subsidiaries and material joint ventures taken as a whole, compared to other companies o.f similar size operating in the industry in which that Party and its subsidiaries operate (a "Material Adverse Change");

(b)    the results of the due diligence investigation of each Party will be satisfactory to it in all material respects, on or before April 15th, 2013;

(c)    Aurinia will have held a meeting of its shareholders to approve the Transaction, or have otherwise obtained their consent in writing to the Transaction by unanimous consent resolution, by not later than April 18th, 2013;

(d)    Isotechnika will have held a meeting of its shareholders to approve the Transaction by not later than July 1, 2013;

(e)    each Party will have obtained, on or before the Effective Date, all necessary consents, waivers, permissions and approvals by or from relevant third parties, on terms and conditions satisfactory to the other Parties, acting reasonably, including without limitation:

(i)    the approval of the Isotechnika security holders required in accordance with applicable laws and the requirements of the TSX in respect of the Transaction;

(ii)    the approval of the Aurinia Shareholders, required in accordance with applicable laws in respect of the Transaction;

(iii)    all applicable regulatory approvals, orders, notices and consents (including, without limitation, those of the TSX; and

(iv)    in respect to the Transaction, all applicable orders and approvals of the Supreme Court of Alberta (the "Court");

(f)    Isotechnika will have received an opinion from its independent financial advisor that the Transaction is fair from a financial point of view to the Isotechnika shareholders, other than ILJlN's, (the "Fairness Opinion");

(g)    Isotechnika will have received a formal valuation from an independent valuator as required in respect of the Transaction pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (the "Valuation");

(h)    Isotechnika will secure resignations and releases of all directors of Isotechnika that will not continue with the merged entity.

(i)    the representations and warranties made by each Party in this Agreement shall be true and correct in all material respects as of the Effective Date;

(j)    the Parties will have complied in all material respects with the covenants made by such party in this Agreement;

(k)    a Party shall not be in material breach of its obligations under this Agreement nor shall any such agreements have been terminated; and

(I)     all merger agreements and the related agreements made between Aurinia and Isotechnika related to the Transaction shall be satisfactory to ILJIN and shall be consistent with this Agreement In the event that any agreement between Aurinia and Isotechnika is inconsistent with this Agreement, this Agreement shall prevail over such inconsistent agreement.

A Party may waive, in whole or in part, any of the foregoing conditions in its favour at any time on written notice to the other.

17.    Representations and Warranties.

(a)    Each Party represents and warrants (severally and not jointly) to each of the other Parties that:

(i)    this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable laws of bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally, and to general principles of equity;

(ii)    it is duly incorporated and organized, and validly existing, under the laws of its respective jurisdiction of incorporation, it has all necessary corporate power, authority and capacity to execute and deliver this Agreement and to perform its covenants and obligations hereunder and it has taken all necessary corporate action to authorize the execution and delivery of this Agreement;

(iii)    no proceedings have been taken or authorized by it, or, to its knowledge, by any other person, with respect to its bankruptcy, insolvency, liquidation, dissolution or winding up, or with respect to any amalgamation, merger, consolidation, arrangement or other reorganization of Isotechnika or Aurinia, other than as contemplated by this Agreement; and

(iv)    there are no suits, claims, action or other proceedings pending or, to its knowledge, threatened, against it to prevent, or which, if successful, would prevent, the consummation of the Transaction.

(b)    Aurinia represents and warrants to each of the other Parties that:

(i)    as of the date hereof, there are equivalent to 7,624,346 Aurinia Shares outstanding. This includes the conversion of the Vifor Class A share to corelate to 19.9% of Aurina. Additionally there are currently 35,294 warrants outstanding. Except as otherwise disclosed herein, there are no options, or other rights convertible into Aurinia Shares outstanding and no person has any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or As of the date hereof, Aurinia does not have in excess of $3,000 of current liabilities. However upon closing of this agreement significant legal costs will be incurred in order to close the merger and proceed with the arrangement.

(ii)    the audited financial statements of Aurinia for the year ended • and the unaudited interim financial statements for the period ended • (collectively, the "Aurinia Financial Statements") have been prepared in accordance with Canadian generally accepted accounting principles and International Financial Reporting Standards, as the case may be, and are true, correct and complete in all material respects and present fairly the financial condition of Aurinia as at • and ●, respectively. There has been no material change in the financial condition of
Aurinia since • other than the changes disclosed in writing.

(iii)    the Aurinia Development Plan attached hereto as Schedule "A" is a true and complete copy of the development plan of Aurinia with respect to voclosporin and it is conducting its business in furtherance thereof of and in compliance therewith.

(c)    Isotechnika represents and warrants to each of the other Parties that:

(i)    As of the date hereof, there are 192,871,249 ISA Shares outstanding and there are no options, warrants or other rights convertible into ISA Shares outstanding and no person has any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or issued of any of the unissued securities of Isotechnika other than an aggregate of 15,693,667 options and 19,351,388 warrants outstanding.

(ii)    The audited financial statements of Isotechnika for the year ended December 31, 2011 and the unaudited interim financial statements for the period ended September 30, 2012 (collectively, the "Isotechnika Financial Statements") have been prepared in accordance with Canadian generally accepted accounting principles and International Financial Reporting Standards, as the case may be, and are true, correct and complete in all material respects and present fairly the financial condition of Isotechnika as at December 3 I, 2011 and September 30, 2012, respectively. There has been no material change in the financial condition of Isotechnika since September 30, 2012 other than the changes disclosed in writing.

18.    Covenants. Effective upon closing of this Agreement, except as required by applicable law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)    ILJIN shall:

(i)    suspend all current or contemplated legal claims against Vifor, Aurinia and Isotechnika;

(ii)    not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Transactions contemplated hereby.

(b)    Isotechnika shall:

(i)    not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Transactions as contemplated hereby;

(ii)    not, without prior written consent of the other Parties, undertake any material change in its capital structure, financial structure or business operations, other than as necessary to complete the Interim Financing;

(iii)    until the completion of the Merger, not, without prior written consent of the other Parties, terminate any of its executives or make any severance payments to any of its executives;

(iv)    not, provided it has secured sufficient Interim Financing, voluntarily file a petition for bankruptcy, liquidation or any similar proceeding;

(v)    promptly provide notice to the other Parties in the event of any bankruptcy, insolvency or similar filing, or any cessation of operations of Isotechnika;

(vi)    engage an independent financial advisor to prepare the Fairness Opinion, in accordance with applicable securities laws and the requirements of the TSX;

(vii)    diligently proceed with the calling of the meeting of the Isotechnika shareholders and preparation of the information circular and other meeting materials (the "Meeting Materials") in accordance with the requirements of applicable laws, the requirements of the TSX and the terms of this Letter Agreement;

(c)    Aurinia shall:

(i)    not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Transaction;

(ii)    not, without prior written consent of the other Parties, undergo any material change in capital structure or business operations;

(iii)    use its best efforts to diligently proceed with the Phase IIB Study, as permitted by its financial resources, in accordance with the Aurinia Development Plan.

(d)    All Parties shall:

(i)    in the event any Party requests to modify the structure of the Transaction in order to effectively deal with tax implications, use their reasonable best efforts to accommodate such request;

(ii)    cooperate in the preparation of the Meeting Materials and provide to Isotechnika and its counsel and advisors such information as is required by applicable laws and the requirements of the TSX to be included in the Meeting Materials; and

(iii)    vote any ISA Shares or Aurinia Shares, as applicable, controlled by the respective Party in favour of the Transaction, to the extent permitted by applicable law.

19.    Disclosure; Securities Laws. The Parties agree that Isotechnika shall issue press releases with respect to the Transaction only after consultation with the other Parties as to the timing and content of such release(s), provided however, that the foregoing shall be subject to Isotechnika's overriding obligation to make any disclosures or filings required under applicable laws. To the extent possible and permitted by law, Isotechnika shall provide each ofILJIN and Aurinia drafts of any proposed press release or other disclosure for review prior to the issuance and/or filing of such release or disclosure document and shall provide ILTTN and Aurinia a reasonable period of time to complete such review. lsotechnika shall incorporate the reasonable comments of ILJIN and Aurinia provided on such draft press release or other disclosure documents. No Party shall otherwise disclose the terms of the Transaction, except to their respective affiliates, directors, officers, employees (including directors, officers and employees of affiliates), counsel and other advisors who have a need to know and agree to maintain such confidentiality, subject in each case to applicable disclosure obligations under applicable law and the requirements of the TSX.

20.    Confidentiality. The Parties acknowledge that each will be providing to the other information that is non-public, confidential and proprietary in nature. Except as may be required by the TSX or by any rule, regulation or law of any kind whatsoever which is applicable to a Party, while this Agreement is in effect and for a period of one (1) year thereafter, each of the Parties agrees to keep such information confidential and will not, except as otherwise provided herein, disclose such information or use such information for any purpose other than for the evaluation and completion of the Transaction. This paragraph 20,V,. will not apply to information that: (a) becomes generally available to the public absent any breach of this paragraph 20; (b) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this Agreement; or (iii) becomes available on a non-confidential basis from \;7ird party who is not bound to keep such information confidential.    /

21.    Termination: This Agreement may be terminated;

(a)    by mutual written consent of the Parties;

(b)    by any Party if:

(i)    any other Party has breached or is in default of any material term of this Letter Agreement and fails to cure or remedy such breach or default within 14 days after receiving written notice thereof from another Party; or

(ii)    any of the conditions set forth in paragraph 16 for the benefit to the terminating Party is not satisfied or waived, provided the failure to satisfy any such condition was not caused by, or the result of any action or inaction by, such terminating Party;
In the event of the termination of this Agreement in the circumstances set out in this paragraph 21, this Agreement shall forthwith become void and none of the Parties shall have any liability or further obligation to the other Parties hereunder except with respect to the obligations set forth in paragraphs 19, 20, 24, 25, 26, 27, 28 and this paragraph 21 which shall survive such termination.

22.    Exclusivity. From the date hereof until the termination of this Agreement in accordance with paragraph 21 (the "Exclusivity Period"), Isotechnika agrees to deal exclusively with Aurinia and ILJIN in regard to the Merger and Transaction or any transaction similar to the Merger and Transaction contemplated by this Agreement. During the Exclusivity Period, none of Isotechnika, Aurinia nor any of their respective affiliates, officers, directors, employees, agents, professional advisors or other representatives will, directly or indirectly, without the prior written consent of each of the other Parties, each in its sole discretion: (a) solicit, initiate, encourage or facilitate enquiries or submissions of proposals from, or enter into or participate in any discussion or negotiation with, any person other than the other Parties relating to the acquisition of any shares or any material portion of the assets of Isotechnika, Aurinia or any of their respective subsidiaries; (b) furnish any information to any person other than the other Parties in furtherance of any of the foregoing; or (c) otherwise cooperate in any manner with, or assist or participate in, or encourage any effort or attempt by any person to do or seek to do any of the foregoing. If any such action or undertaking is currently being performed or undertaken, Isotechnika and Aurinia shall respectively terminate such action or undertaking promptly upon signing this Agreement.

23.    Closing Date. The Parties shall use their best efforts to complete the Merger as soon as reasonably practicable following the receipt of all applicable shareholder and Court approvals but in any event by no later than July30, 2013 (the "Closing Deadline"). For greater certainty, in the event that the Transaction has not been completed by the Closing Deadline and the Parties have not otherwise agreed to extend the Closing Deadline, each of the Parties shall be entitled to terminate its obligations hereunder other than any obligations which the Parties may have pursuant paragraphs 199, 20,24 21, 25, 26, 27, 28 and 28.

24.    Disputes. Any disputes, controversies or differences arising between the Parties hereto out of or in connection with this Agreement and/or any breach hereof which cannot be amicably settled between the Parties shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in the manner described in paragraph 25.

25.    Jurisdiction, Disputes and Arbitration.

(a)    If a Party intends to begin arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the "Arbitration Request") to the other Parties of such intention and the issues for resolution.

(b)    The arbitration shall be held in Honolulu, Hawaii, United States of America, using three
(3) independent arbitrators . The entire proceedings and all written material shall be in English. ILJIN and the Combined Company shall select one independent arbitrator within 20 days of the Arbitration Request and both arbitrators shall agree on the third arbitrator within 30 days. All arbitrators shall be fluent in both spoken and written English.

(c)    The arbitrators may award any remedy allowed by law, excluding punitive damages. Promptly after rendering a decision, the arbitrators shall issue to all Parties a written opinion of the findings of fact and conclusions of law. The decision of the arbitrators shall be binding upon the Parties without the right of appeal. Any Party may enter a judgment upon the decision rendered by the arbitrators in any court having jurisdiction thereof.

26.    Expenses. Each Party shall pay its own respective costs and expenses (including all legal, accounting and advisory fees and expenses) in connection with this Agreement and the Transaction, whether or not the Transaction is consummated.

27.    Miscellaneous Provisions.

(a)    This Agreement will be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.

(b)    This Agreement embodies the entire agreement and understanding of the parties and supersedes all prior agreements or understandings with respect to the Transaction contemplated in this Agreement.

(c)    Time is of the essence in all respects of this Agreement.

(d)    This Agreement may only be amended by the written agreement of the Parties hereto.

(e)    This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(f)    Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing and executed by the Party hereto granting such waiver or right.

(g)    Each Party will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required in order to implement this Agreement and the transactions contemplated herein.

28.    Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, faxed or mailed by prepaid registered post to the party to receive same at the undemoted address, namely:

If to Aurinia:

Aurinia Pharmaceuticals Inc. #1203-4464 Markham St.
Victoria, British Columbia, Canada V8Z 7X8

Attention : Chief Executive Officer
Fax Number: 250-744-2498

If to Isotechnika:

Isotechnika Pharma Inc.
5120 - 75tl' Street
Edmonton, Alberta T6E 6W2

Attention: Chief Executive Officer
Fax Number: 780.484.4105

If to ILJIN:

ILJIN Life Science Co., Ltd. ILJIN Building, 50-1 Dowha-Dong Mapo-Gu, Seoul, Korea

Attention: Chief Executive Officer
Fax Number: 82-2-707-9160

Any notice delivered or faxed shall be deemed to have been given and received on the business day next following the date of delivery or faxing, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

29.    Severability. Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable, or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that provision, in whole or in part, will not affect: (a) the legality, validity or enforceability of the remaining provisions of this Agreement, in whole or in part; or (b) the legality, validity or enforceability of that provision, in whole or in part, in any other jurisdiction

30.    TSX This Agreement and the transactions contemplated herein are subject to the approval of the TSX.

31.    Counterparts, Execution. This Agreement may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument

This Agreement reflects accurately the Parties' understanding with respect to the matters set out above. Confirmed this 3rd day of April, 2013.
ILJIN LIFE SCIENCE CO., LTD.

Per:
    Name:    Daniel Park
    Title:    Executive Vice President

ISOTECHNIKA PHARMA INC.

Per:
    Name:    Robert Foster
    Title:    President and Chief             Executive Officer

AURINIA PHARMACEUTICALS INC.

Per:
    Name:    Michael Martin
    Title:    Chief Executive Officer